SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                           Gateway Distributors, Ltd.
                           --------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                    65-0683539
         --------                                  ----------
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)

            3095 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120
            --------------------------------------------------------
                    (Address of principal executive offices)

               The 2003 Benefit Plan of Gateway Distributors, Ltd.
               ---------------------------------------------------
                            (Full title of the plan)


             Richard A. Bailey, 3095 East Patrick Lane, Suite 1, Las
                Vegas, Nevada 89120 (Name, address, including zip
                           code, of agent for service)

                   Telephone number for Issuer: (702) 938-9316
                                -----------------


                                          CALCULATION OF REGISTRATION FEE

Title of Securities to be         Amounts to be Registered       Proposed Maximum           Proposed Maximum            Amount of
Registered                                                       Offering Price Per         Aggregate Offering          Registration
                                                                 Share(1)                   Price                       Fee
Common Stock, 0.001 par                              30,000,000  $0.013                          $390,000               $75.00
value
================================  =============================  =========================  ==========================  ===========

I The share of the Company to which this Amendment relates are 30,000,000 additional shares being registered pursuant to the employee benefit plan of the Company as previously filed on December 9, 2002 in a S-8 filing.

II Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule- 4570(h) of the Securities Act of 1933 based on the average bid and asked price of the registrant's common stock as of December 26, 2002, a date within five business days prior to the date of filing of this registration statement.




                                    Page -1-

         This Amendment is being filed to reflect that Board of Directors of Gateway Distributors, Ltd. (the "Company") has amended The 2003 Benefit plan of Gateway Distributors, Ltd., as filed by the Company in a Form S-8 filed on December 9, 2002, file no. 333-101718, which is incorporated herein by reference. This amendment will increase the number of shares to be included in the plan from Three Million (3,000,00) to Thirty Three Million (33,000,000). The amendment to the The 2003 Benefit Plan of Gateway Distributors, Ltd. is being filed as Exhibit "1" hereto. The additional Thirty Million (30,000,000) shares are being registered hereby.




                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada on December 27, 2002


Gateway Distributors, Ltd

By:


/s/ Richard Bailey

Richard A. Bailey, as President and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




Signature                               Title        Date

                                        Director     December 30, 2002
/s/ Richard Bailey
Richard A Bailey

                                        Director     December 30, 2002
/s/ Florian Ternes
Florian R. Ternes







                                    Page -2-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                           Gateway Distributors, Ltd.
                             (a Nevada corporation)









                                    Page -3-








INDEX TO EXHIBITS

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

                                                                                                         Page
Exhibits              SEC Ref. No.                     Description of Exhibit
1                          4            Resolution to amend the 2003 Amended Stock                        5
                                        Benefit Plan of the Company
2                       5, 23(b)        Opinion and consent of Counsel with respect                       6
                                        to the legality of the issuance of securities
                                        being issued

3                        23(a)          Consent of Accountant                                             9

































                                    Page -4-

                 WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF
                             THE BOARD OF DIRECTORS
                                       OF
                           GATEWAY DISTRIBUTORS, LTD.


         The undersigned, constituting all of the members of the Board of Directors of Gateway Distributors, Ltd., a Nevada corporation (the "Corporation"), hereby adopt the following resolution this 27th day of December, 2002, by written consent effective immediately:


         WHEREAS, the Board has discussed the proposed amendment to the 2003 Employee Benefit Plan of Gateway Distributors, Ltd (the "Plan"), wherein the number of shares subject to be issued under the Plan would be increased from Three Million (3,000,000) to Thirty Three Million (33,000,000); and


 WHEREAS, the Board feels that it is in the best interest of the Corporation to adopt the amendment to the plan; and

         WHEREAS, the Board believes it to be in the best interest of the Corporation to register the additional Thirty Million (30,000,000) shares of the Corporation's Common Stock which are to be issued under the amended plan with the Securities and Exchange Commission pursuant to all appropriate instructions and conditions of the Form S-8 Registration statement under the Securities Act of 1933 by filing an amendment to the S-8 filing made by the Company on December 9, 2002;

         THEREFORE BE IT RESOLVED, that the proposed amendment to the 2003 Employee Benefit Plan of Gateway Distributors, LTD, wherein the number of shares subject to be issued under the plan would be increased from Three Million (3,000,000) to Thirty Three Million (33,000,000), is hereby adopted by the Corporation; and

         RESOLVED FURTHER , that the Board hereby authorizes, and approves the registration of the additional Thirty Million (30,000,000) shares of the Corporation's Common Stock which are to be issued under the Plan, with the Securities and Exchange Commission pursuant to all appropriate instructions and conditions of the Form S-8 Registration Statement under the Securities Act of 1933 by filing an amendment to the S-8 filing made by the Company on December 9, 2002;

         FURTHER RESOLVED , that the Corporation's officers are authorized, emplowered, and directed in the name of and on behalf of the Corporation, or otherwise , to execute and deliver all such documents, instruments and certificates, to make all such payments or perform all such acts and things, and execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution; that all of the acts and doings of such officers that are consistent with the purposes of this resolution are hereby authorized, approved, ratified and confirm in all

/s/ Richard Bailey                                /s/ Florian Ternes

Richard Bailey, Director               Florian Ternes Director



                                    Page -5-

                                 Gerald Einhorn
                                 Attorney at Law

                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                            Telephone (801) 575-8073
                            Facsimile (801) 575-8092



December 27, 2002


Board of Directors
Gateway Distributors, Ltd.
3095 East Patrick Lane
Las Vegas, Nevada 89120

Re: Form S-8 Registration Statement

Gentlemen:

         I have acted as special counsel for Gateway Distributors, Ltd., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act") of a Registration Statement on Form S-8 (the "Registration Statement"). The Company is registering a Benefit Plan entitled "The 2003 Benefit Plan of Gateway Distributors, Ltd." (the "Benefit Plan") pursuant to which the Company has authorized the issuance of three million (3,000,000) shares of the Company's common stock, par value $0.001 (the "Shares"). The Company is now registering an additional 30,000,000 shares to the Benefit Plan. In connection with the Company's filing of the Registration Statement, you have requested my opinion regarding the validity of the issuance of all of the aforementioned Shares.

         This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications and limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

         In connection with the preparation of this Opinion, I have examined the following:

         1. The Company's Articles of Incorporation, amendments thereto and Bylaws; 2. The Registration Statement herein referenced; 3. The authorization and approval, dated December 27, 2002, by the Company's Board of Directors of the Amendment to the Company's 2003 Benefit Plan concerning the Shares and Registration Statement; 4. The Company's
         Section 10(a) Prospectus for the Registration Statement; 5. The Company's Form 10-KSB for the fiscal year ended December 31, 2001 and the Company's
                    Form 10-QSB for the quarterly period ended September 30, 2002; 6. Such other documents as I have deemed necessary for the purposes of this Opinion.


                                    Page -6-

         Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

         The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan and Amendment; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the number of shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the number of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

         This opinion is based upon and subject to the qualifications and limitations specified below:

         (A) Certain of the remedial provisions of the 2003 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

         (B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

         (C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

         (D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

         (E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.


                                    Page -7-

         (F) I am admitted to practice law in the State of New York. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

         (G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my prior written consent.

Sincerely,

/s/ Gerald Einhorn

Gerald Einhorn
Member - New York State Bar




                                    Page -8-

                         PERRIN, FORDREE & COMPANY, P.C.
                          901 Wilshire Drive, Suite 400
                              Troy, Michigan 48084
                               Phone 248-362-3600

CONSENT OF INDEPENDENT ACCOUNTANTS


December 30, 2002


Gateway Distributors, Ltd.
3095 East Patrick Lane
Suite 1
Las Vegas, Nevada 89120

Gentlemen:

         We hereby consent to the use of our audit report dated April 10, 2002 of Gateway Distributors, Ltd. for the year ended December 31, 2001 in the amendment to The 2003 Benefit Plan of Gateway Distributors, Ltd as filed in the Form S-8 of Gateway Distributors, Ltd. dated December 30, 2002.




/s/ Perrin, Fordree & Company P.C.
PERRIN, FORDREE & COMPANY, P.C.










                                    Page -9-

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